Exhibit 99.10

     MAXICARE ANNOUNCES MANAGEMENT TRANSITION AND BOARD CHANGES

LOS ANGELES, April 19, 1999 -- MAXICARE HEALTH PLANS, INC. (NASDAQ-NMS:MAXI) announced that Peter J. Ratican, Chairman, President and Chief Executive Officer, will be leaving the Company to pursue personal business interests. The Board of Directors has formed a Search Committee to identify an appropriate successor.

Mr. Ratican said, "We have worked successfully to return Maxicare to profitability and I am pleased that our strategic restructuring program has accomplished that goal. Today the Company is on an improved financial footing and is a more focused enterprise with attractively positioned and growing operations in California, Indiana, and Louisiana. It is an appropriate time for the Company to consider new leadership as Maxicare moves to the next level of profitable growth."

To ensure a smooth transition, Mr. Ratican has agreed to remain in his position as Chairman, President and Chief Executive Officer until June 30, 1999. In addition, Elwood I. Kleaver, Jr., a current Maxicare Board member, has agreed to become Interim Chief Operating Officer to assist during the period of transition. It is intended that these agreements will become effective April 24, 1999.

The Company also announced that Alan S. Manne will be retiring as a Director when his term expires at the 1999 Annual Meeting of Shareholders. The Board expressed its thanks to Mr. Manne for his
many contributions to the  Board  over  the  years.   In addition, the
Board announced that two new nominees, George H. Bigelow and Simon Whitmey will be joining current director Thomas W. Field, Jr. as nominees for election to the Board of Directors at the 1999 Annual
Meeting of Shareholders.  Mr.  Bigelow is managing member of Americana
Group,  LLC,  a  real  estate  investment  advisor.    Mr.  Whitmey is
President and Chief Executive Officer of Acralight, Inc., a
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closely held  California  corporation  that  manufactures and installs glazing systems. Mr. Field is President of Field & Associates, a management consulting firm and Director of Campbell Soup Company and Stater Bros. Markets.

As  previously  announced,  the   Company's  1999  Annual  Meeting  of
Shareholders will be held at 8:00 a.m. on Wednesday, June 30, 1999 in Los Angeles, California.

Maxicare is a managed health care company with operations in California, Indiana, and Louisiana, which currently have approximately 478,000 members. The Company also offers various employee benefit packages through its subsidiaries Maxicare Life and Health Insurance Company and HealthAmerica Corporation.